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                                                                      EXHIBIT 21

                   List of Subsidiaries of Crown Crafts, Inc.
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                       Burgundy Interamericana S.A. de C.V.
                       Churchill Weavers
                       Crown Crafts de Mexico S.A. de C.V.
                       Crown Crafts Designer, Inc.
                       Crown Crafts Infant Products
                       Crown Crafts Home Furnishings, Inc.
                       Crown Crafts Home Furnishings of Illinois, Inc. Crown Crafts International, Inc.
                       Crown Crafts Real Estate, Inc.
                       G.W. Stores, Inc.
                       Hamco, Inc.
                       Noel Joanna, Inc.
                       The Red Calliope and Associates, Inc.